For Immediate Release


Thursday, July 19, 2001

Contact: David G. Ratz, Chief Administrative Officer
                  (740) 286-3283

Oak Hill Financial Announces Increased Earnings

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) today reported net earnings for the three months ended June 30, 2001 of $1,955,000, or $.39 per diluted share, which exceeded analysts' consensus estimate of $.37 per share (source: I/B/E/S as reported by nasdaq.com). The second quarter 2001 earnings represent an increase of 8.3% over the $1,806,000, or $.34 per diluted share, in net earnings that the company recorded for the quarter ended June 30, 2000.

For the six months ended June 30, 2001, Oak Hill Financial recorded net earnings of $3,723,000, or $0.73 per diluted share, which compares to the $3,571,000, or $.67 per diluted share, in net earnings for the first six months of 2000.

The company's total assets ended the second quarter of 2001 at $724.6 million, an increase of 13.1% over the $640.8 million in total assets recorded at June 30, 2000, and marginally higher than the $723.3 million in assets on the books at March 31, 2001. Net loans at June 30, 2001 were $612.3 million, up 11.8% from June 30, 2000, and a slight decrease from the $614.4 in net loans at the end of the first quarter.

Explaining the second quarter results, Oak Hill Financial President and CEO John
D. Kidd said, "The upswing in earnings is revenue driven. Net interest income in the second quarter was up over 12 percent and non-interest income was up nearly 36 percent over the second quarter of last year. Also, our success in taking advantage of the demand for fixed-rate mortgage loans due to the lower interest rates resulted in substantial income from the sale of loans in the secondary market. While the mortgage refinancing boom affected our overall growth, we had a very good quarter on the commercial side as commercial and commercial real estate loans grew nearly five percent from March 31 to June 30. "

Addressing the outlook for Oak Hill Financial, Kidd stated, "We believe the company should have good earnings momentum through the remainder of 2001 and into 2002. Our loan pipeline is filling rapidly, and we expect continued growth in the commercial area. Non-interest income should remain strong, and net interest income will benefit from the large amount of liabilities that will reprice downward in the coming months. Finally, we continue to be very effective in mortgage origination, and our revenues should be enhanced regardless of whether the loans are held in portfolio or sold in the secondary market."

Oak Hill Financial also announced the appointment of William S. Siders to the company's board of directors. Siders was formerly the Managing Officer of Blue Ash Building & Loan Association of Blue Ash, Ohio, which was acquired by Oak Hill Financial in 1999 and renamed Towne Bank. Siders will remain a director of the Towne subsidiary.

Key Issue Review and Outlook

Net Interest Margin - Net interest margin for the second quarter was 3.99%, which was unchanged from the first quarter. The static second quarter figure is due primarily to timing differences in the repricing of indexed assets and liabilities resulting from the reduction in interest rates by the Federal Reserve Board on April 18. As a result, the margin was depressed in the month of May but rebounded strongly in June. If the Federal Reserve does not further reduce interest rates by more than 25 basis points, management believes that the net interest margin will be at or above 4.10% for the third quarter of 2001. Depending on the timing, a larger rate reduction would tend to hold the net interest margin closer to the second quarter level.

Operating Expenses - Non-interest expense was 2.61% of average assets for the second quarter of 2001, which compares to 2.36% for the second quarter of 2000. The increase resulted primarily from higher employee benefits and incentive compensation costs and the addition of several commercial loan officers to take advantage of growth opportunities at the company's bank subsidiaries. Management now estimates that non-interest expenses for the entire year 2001 will be in the range of 2.55% to 2.60% of average assets. At this point, a similar expense load is anticipated for 2002.

Non-Interest Income - Non-interest income (excluding gain on sale of loans) in the second quarter was $872,000, an increase of 35.8% over the second quarter of 2000 and 18.5% over the first quarter of 2000. The growth in non-interest income continues to result from increases in certain fees and charges, more aggressive collection of existing service charges, and cross-selling of additional fee-producing services. In addition, gain on sale of loans was $258,000 in the second quarter, as compared to $5,000 in the second quarter of 2000 and $137,000 in the first quarter of 2001. Management believes that the demand for fixed-rate mortgages may be leveling off, and further increases in the gain on sale of loans are not anticipated.

Asset Quality - The company's nonperforming loans/total loans and nonperforming assets/total assets ratios were 0.89% and 0.77%, respectively, at June 30, up slightly from the to 0.82% and 0.72%, respectively, posted at March 31. Of the nonperforming loan ratio, a borrower with three commercial real estate loans continues to represent approximately 0.25% of the total. As the company reported previously, these loans are in foreclosure, and management believes that the potential loss, if any, on these loans will be less than $300,000. Of the remaining nonperforming loans, a single commercial real estate loan also reported previously accounts for another 0.23% of the nonperforming loan ratio. This loan is in foreclosure and, unless otherwise resolved, is scheduled for sheriff's sale in September. Management believes that the company is very well-secured on this loan, and no charge-off or write-down is expected.

Net charge-offs (non-annualized) in the second quarter were 0.05% of total loans, as compared to 0.02% in the first quarter. The annualized rate through six months of 0.14% is consistent with management's objective for 2001, which is to keep net-charge-offs under 0.20%. To mitigate potential loan losses, management continues to strengthen the allowance for losses on loans. In the second quarter, the company took a loan loss provision sufficient to increase the allowance for losses on loans from 1.22% at March 31 to 1.26% at June 30. In light of current industry-wide concerns about credit quality and the company's level of nonperforming loans, management now intends to maintain the allowance at or above 1.25%, with appropriate adjustments to be made should any further changes in credit quality occur.

Overall Strategy - With revenue growth as a key focus, Oak Hill Financial will continue to pursue adjustable-rate commercial loans, commercial real estate loans and residential mortgage loans; fixed-rate residential mortgage loans for sale in the secondary market; and consumer loans. Management still believes that commercial and commercial real estate loans hold the greatest potential for growth and margin improvement within its bank subsidiaries, and the company's emphasis will continue to be on these products. Also, the development of new fee-producing products and cross-selling of additional services to the company's commercial and retail customer base will be the primary drivers of continued growth in non-interest income.

Over the next 18 months, the company will undertake a comprehensive upgrading of its data processing systems and facilities, which will facilitate long-term growth and provide enhanced operating efficiency, customer service capabilities, and opportunities for additional fee income and product sales.

Asset/Loan Growth - The company's previously released objectives for 2001 call for approximately 12% growth in loans and assets. After posting 3.4% and 4.2% (non-annualized) increases in loans and assets, respectively, in the first quarter, totals at the end of the second quarter were essentially flat due to residential mortgages refinancing from the company's portfolio to the secondary market. Management believes that the 12% target is still attainable and is working toward that goal. However, the net interest margin and credit quality are given higher priority, and management is willing to accept a lower growth rate for the remainder of 2001 to improve these key components of profitability.

Expansion - During the second quarter, the company's Oak Hill Banks subsidiary opened a full-service branch banking office in Logan, Ohio and relocated its loan production office in Groveport, Ohio to a new facility in downtown Columbus. Oak Hill Banks is planning to establish another loan production office later this year. Also during the quarter, the Towne Bank subsidiary filed a regulatory application to establish a messenger service which will provide deposit pick-up and other off-site transaction services to its growing base of commercial accounts.

Branch Sale - On April 19, Towne Bank entered into a definitive agreement to sell its branch office in Amelia, Ohio to another institution. The Amelia office, which had $10.5 million in deposits at June 30, is geographically isolated from Towne's other offices. Management believes that the sale will allow Towne to reallocate resources to activities and locations with higher earnings potential. Regulatory approval for the transaction has been granted, and the sale is expected to close in September.

Estimates - Oak Hill Financial had previously estimated that 2001 earnings per share from operations would be in the range of $1.40 to $1.50 per share. Based on the company's current condition and management's expectations of improved operating effectiveness and favorable interest rate trends, management has increased its estimate of earnings per share for 2001 to a range of $1.50 to $1.55, excluding any securities gains or losses or other non-recurring items.

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Its subsidiaries, Oak Hill Banks, Towne Bank, and Action Finance Company, operate 24 full-service banking offices, two bank loan production offices, and six consumer finance offices in 15 counties across southern Ohio.

Forward-Looking Statements Disclosure

This release contains certain forward-looking statements related to the future performance and condition of Oak Hill Financial, Inc. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the company's current condition and management's understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the company's future results are set forth in the periodic reports and registration statements filed by the company with the Securities and Exchange Commission.

                            Oak Hill Financial, Inc.
                          July 19, 2001 Press Release

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data),

                                                                       For the                               At or for the
                                                              three months ended June 30,              six months ended June 30,
                                                                2001               2000                  2001               2000
                                                                     (unaudited)                              (unaudited)
SUMMARY  OF  FINANCIAL  CONDITION

Total assets                                                                                        $ 724,590          $ 640,848
Interest bearing deposits
    and federal funds sold                                                                              4,137                634
Investment securities                                                                                  71,472             59,001
Loans receivable -- net                                                                               612,334            547,649
Deposits                                                                                              584,431            501,113
Federal Home Loan Bank
    advances and other borrowings                                                                      83,404             87,748
Stockholders' equity                                                                                   51,900             48,561


SUMMARY  OF  OPERATIONS

Interest income                                               15,088             13,146                30,224             25,548
Interest expense                                               8,081              6,910                16,504             13,152
                                                              ------             ------               -------            -------
    Net interest income                                        7,007              6,236                13,720             12,396

Provision for loan losses                                        506                498                 1,072                858
                                                                ----               ----                ------               ----

    Net interest income after
    provision for loan losses                                  6,501              5,738                12,648             11,538

Gain on sale of loans                                            258                  5                   475                 66
Other non-interest income                                        872                642                 1,527              1,202
Non-interest expense                                           4,713              3,668                 9,095              7,439
                                                              ------             ------                ------             ------

    Earnings before federal income taxes                       2,918              2,717                 5,555              5,367

Federal income taxes                                             963                911                 1,832              1,796
                                                                ----               ----                ------             ------

Net earnings                                                 $ 1,955            $ 1,806               $ 3,723            $ 3,571
                                                             =======           ========              ========           ========


                            Oak Hill Financial, Inc.
                          July 19, 2001 Press Release

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data),

                                                                       For the                               At or for the
                                                              three months ended June 30,              six months ended June 30,
                                                                2001               2000                  2001               2000
                                                                     (unaudited)                              (unaudited)
PER  SHARE  INFORMATION

Basic earnings per share (1)                                 $ 0.39             $ 0.34                $ 0.73             $ 0.67
                                                             =======            =======               =======            =======
Diluted earnings per share (1)                               $ 0.39             $ 0.34                $ 0.73             $ 0.67
                                                             =======            =======               =======            =======
Dividends per share (1)                                      $ 0.11             $ 0.10                $ 0.22             $ 0.20
                                                             =======            =======               =======            =======
Book value per share                                                                                 $ 10.29             $ 9.30
                                                                                                     ========            =======


OTHER  STATISTICAL  AND  OPERATING  DATA (2)

Return on average assets                                       1.08%              1.16%                 1.05%              1.17%
Return on average equity                                      15.28%             14.90%                14.70%             14.80%
Net interest margin                                            3.99%              4.16%                 3.99%              4.21%
Non-interest expense to average assets                         2.61%              2.36%                 2.57%              2.44%
Total allowance for loan losses
    to nonperforming loans                                                                            142.05%            405.82%
Total allowance for loan losses
    to total loans                                                                                      1.26%              1.17%
Nonperforming loans to total loans                                                                      0.89%              0.29%
Nonperforming assets to total assets                                                                    0.77%              0.32%
Net charge-offs to average loans (actual for the period)       0.05%              0.03%                 0.07%              0.10%
Net charge-offs to average loans (annualized)                  0.18%              0.13%                 0.14%              0.20%
Equity to assets at period end                                                                          7.16%              7.58%
Dividend payout ratio                                         28.38%             28.91%                29.83%             29.43%


(1)  Based on 5,043,882,  5,067,192,  5,285,922, and 5,308,940  weighted-average shares outstanding for the three and six month periods ended June 30, 2001, and June 30, 2000, respectively.

(2)  Annualized where appropriate.

                            Oak Hill Financial, Inc.
                          July 19, 2001 Press Release

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data),

                                                                       For the                               At or for the
                                                              three months ended June 30,              six months ended June 30,
                                                                2001               2000                  2001               2000
                                                                     (unaudited)                              (unaudited)

SUPPLEMENTAL DETAIL

BALANCE SHEET - ASSETS

Cash and cash equivalents                                                                              20,078             12,421
Trading account securities                                                                                  -                  -
Securities available for sale                                                                          66,525             54,054
Held to maturity securities                                                                             4,947              4,947
Other securities                                                                                        5,162              4,574
Total securities                                                                                       76,634             63,575
Total cash and securities                                                                              96,712             75,996
Loans and leases held for investment (1)                                                              617,553            553,116
Loans and leases held for sale (1)                                                                      1,592                  -
Total loans and leases (1)                                                                            619,145            553,116
Reserve for losses on loans                                                                             7,843              6,470
Goodwill                                                                                                  233                266
Other intangibles                                                                                           -                  -
Total intangible assets                                                                                   233                266
Mortgage servicing rights                                                                               1,032              1,003
Purchased credit card relationships                                                                         -                  -
Other real estate owned                                                                                    61                482
Other assets                                                                                           15,250             16,455
Total assets                                                                                          724,590            640,848

BALANCE SHEET - LIABILITIES

Deposits                                                                                              584,431            501,113
Borrowings                                                                                             78,404             82,748
Other liabilities                                                                                       4,855              3,426
Total liabilities                                                                                     667,690            587,287
Redeemable preferred stock                                                                                  -                  -
Trust preferred securities                                                                              5,000              5,000
Minority interest                                                                                           -                  -
Other mezzanine level items                                                                                 -                  -
Total mezzanine level items                                                                             5,000              5,000
Total liabilities and mezzanine                                                                       672,690            592,287



(1) Data is net of discount, gross of reserve.

                            Oak Hill Financial, Inc.
                          July 19, 2001 Press Release

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data),

                                                                       For the                               At or for the
                                                              three months ended June 30,              six months ended June 30,
                                                                2001               2000                  2001               2000
                                                                     (unaudited)                              (unaudited)

SUPPLEMENTAL DETAIL (CONTINUED)

BALANCE SHEET - EQUITY

Preferred equity                                                                                            -                  -
Common equity                                                                                          51,900             48,561
MEMO ITEM: Net unrealized gain (loss) on
     securities held for sale (FASB 115 adjustment)                                                       273             (1,647)
EOP shares outstanding (1)                                                                          5,044,294          5,220,906
Options outstanding                                                                                   695,313            592,026
Treasury shares held by company                                                                       377,520            181,945


Repurchase plan announced?                                   No                 Yes                   No                 Yes
# of shares to be repurchased in plan                        N/A                320,000               320,000            320,000
# of shares repurchased during period                        N/A                131,045                73,050            131,045
Average price of repurchased shares                          N/A                 $15.12                $14.11             $15.12

INCOME STATEMENT

Interest income                                               15,088             13,146                30,224             25,548
Interest expense                                               8,081              6,910                16,504             13,152
Net interest income                                            7,007              6,236                13,720             12,396
Net interest income (fully taxable equivalent)                 7,078              6,265                13,849             12,454
Provision for loan losses                                        506                498                 1,072                858
Nonrecurring income                                                -                  -                     -                  -
Nonrecurring expense                                               -                  -                     -                  -
Trading account income                                             -                  -                     -                  -
Foreign exchange income                                            -                  -                     -                  -
Trust revenue                                                      -                  -                     -                  -
Service charges on deposits                                      599                387                   975                687
Gain on sale of loans                                            258                  5                   475                 66
Gain on investment securities transactions                        36                  -                    32                  -
Other noninterest income                                         237                255                   520                515
Total noninterest income                                       1,130                647                 2,002              1,268




(1) Excludes treasury shares.

                            Oak Hill Financial, Inc.
                          July 19, 2001 Press Release

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data),

                                                                       For the                               At or for the
                                                              three months ended June 30,              six months ended June 30,
                                                                2001               2000                  2001               2000
                                                                     (unaudited)                              (unaudited)
SUPPLEMENTAL DETAIL (CONTINUED)

INCOME STATEMENT (CONTINUED)

Employee compensation and benefits expense                     2,860              2,029                 5,586              4,225
Occupancy and equipment expense                                  475                457                   987                922
Foreclosed property expense                                        -                  -                     -                  -
Amortization of intangibles                                        8                  9                    17                 17
Other general, administrative and other expense                1,370              1,173                 2,505              2,275
Total noninterest expense                                      4,713              3,668                 9,095              7,439
Net income before taxes                                        2,918              2,717                 5,555              5,367
Tax provision                                                    963                911                 1,832              1,796
Net income before extraordinary items                          1,955              1,806                 3,723              3,571
Extraordinary and after-tax items                                  -                  -                     -                  -
Net income                                                     1,955              1,806                 3,723              3,571

CHARGEOFFS

Loan chargeoffs                                                  331                263                   574                659
Recoveries on loans                                               50                 92                   148                138
Net loan chargeoffs                                              281                171                   426                521

AVERAGE BALANCE SHEET

Average loans and leases                                     617,677            540,350               615,533            529,330
Average other earning assets                                  86,932             62,891                78,460             62,475
Average total earning assets                                 704,609            603,241               693,993            591,805
Average total assets                                         724,502            624,451               713,701            612,425
Average total time deposits                                  381,478            319,278               378,324            318,689
Average other interest-bearing deposits                      158,046            137,045               153,087            133,285
Average total interest-bearing deposits                      539,524            456,323               531,411            451,974
Average borrowings                                            82,380             71,561                81,596             65,261
Average interest-bearing liabilities                         621,904            527,884               613,007            517,235
Average preferred equity                                           -                  -                     -                  -
Average common equity                                         51,341             48,757                51,065             48,509


                            Oak Hill Financial, Inc.
                          July 19, 2001 Press Release

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data),

                                                                       For the                               At or for the
                                                              three months ended June 30,              six months ended June 30,
                                                                2001               2000                  2001               2000
                                                                     (unaudited)                              (unaudited)
SUPPLEMENTAL DETAIL (CONTINUED)

ASSET QUALITY AND OTHER DATA

Nonaccrual loans                                                                                        4,983                853
Renegotiated loans                                                                                          -                  -
Other real estate owned                                                                                    61                482
Total nonperforming assets                                                                              5,044              1,335
Loans 90+ days past due and still accruing                                                                538                741
NPAs plus loans over 90 days delinquent                                                                 5,582              2,076

ADDITIONAL DATA

1-4 Family mortgage loans serviced for others                                                         129,859            115,432
Proprietary mutual fund balances                                                                            -                  -
Held to maturity securities (fair value)                                                                4,933              4,796
EOP employees (full-time equivalent)                                                                      287                270
Total number of full-service banking offices                                                               24                 23
Total number of bank and thrift subsidiaries                                                                2                  2
Total number of ATMs                                                                                       26                 20

LOANS RECEIVABLE

Real estate                                                                                           219,306            232,189
Commercial real estate                                                                                224,077            170,662
Commercial and other                                                                                   89,391             66,623
Consumer                                                                                               87,008             84,795
Credit cards                                                                                            1,519              1,367
                                                                                                       ------             ------
     Loans - gross                                                                                    621,301            555,636
Unearned interest                                                                                      (2,156)            (2,520)
                                                                                                      -------            -------
     Loans - net of unearned interest                                                                 619,145            553,116
                                                                                                     --------           --------
Reserve for loan losses                                                                                (7,843)            (6,470)
                                                                                                      -------            -------
     Loans - net(1)                                                                                   611,302            546,646
                                                                                                     ========           ========

(1) Does not include mortgage servicing assets.

                            Oak Hill Financial, Inc.
                          July 19, 2001 Press Release

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data),

                                                                       For the                               At or for the
                                                              three months ended June 30,              six months ended June 30,
                                                                2001               2000                  2001               2000
                                                                     (unaudited)                              (unaudited)
SUPPLEMENTAL DETAIL (CONTINUED)

DEPOSITS

Non-interest bearing                                                                                   50,389             44,564
Core interest bearing                                                                                 418,588            360,228
Non-core interest bearing                                                                             115,454             96,321
                                                                                                     --------            -------
     Total deposits                                                                                   584,431            501,113
                                                                                                     ========           ========


Yield/average earning assets                                   8.59%              8.77%                 8.78%              8.68%
Cost/average earning assets                                    4.60%              4.61%                 4.79%              4.47%

     Net interest margin                                       3.99%              4.16%                 3.99%              4.21%